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PROSPECTUS

[LOGO]

Tevecap S.A.

Exchange Offer of
U.S.$7,008,000 12.625% Notes Due 2009

for

U.S.$7,008,000 12.625% Notes Due 2009

        We are offering to exchange up to U.S.$7,008,000 of our registered 12.625% Notes due 2009, which we refer to as the new notes, for up to U.S.$7,008,000 of your unregistered 12.625% Notes due 2009, which we refer to as the old notes. We refer to the old notes and the new notes collectively as the notes.

        This solicitation will expire at 5:00 p.m., New York City time, on December 6, 2005 or any subsequent date and time resulting from an extension as described herein.

        To exchange your old notes for new notes:

  •
  you must complete and send the letter of transmittal that accompanies this prospectus to the appropriate exchange agent by 5:00 p.m., New York time, on December 6, 2005; and

  •
  you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes.

        See "Risk Factors" beginning on page 15 for a discussion of risk factors that you should consider prior to tendering your old notes in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Dated November 7, 2005

TABLE OF CONTENTS

Incorporation of Certain Information by Reference	3
Where You Can Find More Information	3
Prospectus Summary	4
Tevecap	4
The Exchange Offer	5
The New Notes	6
Timetable for the Offering	8
Risk Factors	9
Forward-Looking Statements	13
Use of Proceeds	14
Description of the Notes	15
The Exchange	29
Tax Considerations	34
Experts	38
Legal Matters	39
Enforceability of Civil Liabilities	39
Appendix A—Annual Report on Form 20-F for the year ended December 31, 2004	A-1

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This prospectus incorporates important business and financial information about the company that is not included or delivered with this document. The Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with or furnish to the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

  •
  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 (a copy of which is being delivered together with this prospectus).

        We also incorporate by reference into this prospectus any filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended, which is referred to in this prospectus as the Exchange Act, and, to the extent designated therein, reports on Form 6-K furnished to the SEC, after the date of this prospectus and prior to the consummation of this offering.

        Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). To obtain timely delivery, investors must request this information no later than five business days before the date they must make their investment decision. The date occurring five business days prior to the Expiration Date is November 29, 2005. Requests should be directed to Mr. Carlos Eduardo Malagoni at Tevecap S.A., Av. das Nações Unidas, 7221, São Paulo, SP, Brazil, 05425-902, telephone (55-11) 3037-5127.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933, as amended (the Securities Act), with respect to the new notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains an Internet web site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

PROSPECTUS SUMMARY

        This summary highlights some of the information in this prospectus. Since this is a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, you should carefully read the entire prospectus, including the Financial Statements and the notes thereto and the documents we have referred to you. You should pay special attention to the "Risk Factors" section beginning on page 15 of this prospectus.

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to U.S.$7,008,000 of our 12.625% Senior Notes due 2009 which have been registered under the Securities Act of 1933 pursuant to a registration statement of which this prospectus constitutes a part, for the same principal amount of our outstanding unregistered 12.625% Senior Notes due 2009.

        We originally issued the old notes in an aggregate principal amount of U.S.$250,000,000 on November 26, 1996 through a private placement, and these notes were subsequently exchanged for notes with identical terms registered under the Securities Act pursuant to exchange offers in May and December 1997. In June 1999, with the consent of a sufficient principal amount of the holders of the old notes, we amended the terms of the old notes to eliminate the restrictive covenants and repurchased, through our wholly-owned subsidiary, TVA Communications Ltd., old notes in the aggregate principal amount of U.S.$201,978,000.

        On December 10, 2004, we completed an exchange offer in which holders of our old notes (other than TVA Communications Ltd.) exchanged U.S.$40,749,000 of old notes for the same amount of registered notes due 2009. Shortly thereafter, we amended the old notes held by TVA Communications Ltd. to reflect new terms that are materially less favorable to TVA Communications Ltd. as compared to the terms of the old notes and the new notes.

        On May 5, 2005, we completed an exchange offer in which holders of our old notes exchanged an additional U.S.$7,008,000 of old notes for the same amount of unregistered notes due 2009. It is these unregistered notes due 2009 that we are seeking to exchange in this transaction.

TEVECAP

        We are a Brazilian company and are a major pay television operator in Brazil and one of the country's primary pay television programming distributors. In 1991, we were the first to provide pay television services in Brazil. We presently offer pay television and broadband internet services utilizing cable and multipoint microwave distribution system, or wireless cable ("MMDS"), distribution technologies to nearly 294,000 pay television subscribers and more than 30,000 broadband internet subscribers (residential and corporate).

        We are a majority-owned subsidiary of Abril Comunicações S.A. ("Abril"), a subsidiary of Abril S.A., the parent company of Editora Abril, S.A., one of Latin America's largest communications groups. Our other beneficial shareholders are Falcon International Communications (Bermuda) L.P. ("Falcon International") and Harpia Holdings Ltd. and Curupira Holdings Ltda. (subsidiaries of JP Morgan Partners LLC ("JPM")).

        We conduct our pay television operations through wholly-owned or majority-owned operating companies: TVA Sistema de Televisão S.A. ("TVA Sistema"), TVA Sul Parana Ltda. ("TVA Sul"), Comercial Cabo TV São Paulo Ltda. ("Comercial Cabo") and CCS-Camboriú Cable System de TeleComunicações Ltda. ("CCS"). Through our MMDS and cable systems, we serve six cities with a combined population of approximately 31 million, including three of the seven largest cities in Brazil: São Paulo (population of 10.4 million), Rio de Janeiro (population of 5.9 million) and Curitiba (population of 1.6 million).

        Our principal executive offices are located at Av. das Nações Unidas, 7221, São Paulo, SP, Brazil, 05425-902. Our telephone number is (55-11) 3037-5127.

THE EXCHANGE OFFER

Securities Offered	We are offering up to U.S.$7,008,000 aggregate principal amount of our 12.625% Notes due 2009, which we refer to as the new notes.
The Exchange Offer
We are offering to issue the new notes in exchange for the same principal amount of your 12.625% Senior Notes due 2009, which we refer to as the old notes. For procedures for tendering, see "The Exchange Offer."
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m. New York City time on December 6, 2005 unless it is extended. Tenders of old notes may not be withdrawn at any time; provided, however, that if the exchange of old notes for new notes as part of the exchange offer has not occurred on or before December 31, 2005, holders of old notes who have tendered their old notes in connection with the offer may withdraw their tender of their old notes at any time thereafter. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.
U.S. Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer may result in income, gain or loss to you for U.S. federal income tax purposes. The new notes will be treated as issued with original issue discount ("OID") for U.S. federal income tax purposes. In general, U.S. Holders of new notes will be required to include OID thereon in gross income as ordinary interest income under a constant yield method over the term of the new notes in advance of cash payments attributable to such income. See "Tax Considerations — Certain U.S. Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	HSBC Bank USA, National Association is the exchange agent for the portion of the exchange offer being made inside the United States.
Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will continue to have the limited rights provided by the old notes.

THE NEW NOTES

        The following summary contains basic information about the new notes. It is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this document entitled "Description of the Notes."

Issuer	Tevecap S.A.
Subsidiary Guarantors
The new notes will be guaranteed by our wholly-owned or majority-owned subsidiaries TVA Sistema, TVA Sul, Comercial Cabo, CCS and TVA Communications Ltd. These companies are sometimes referred to herein as the "Subsidiary Guarantors."
New Notes	Up to U.S.$7,008,000 aggregate principal amount of 12.625% Senior Notes due November 26, 2009.
Maturity Date	November 26, 2009.
Indenture
The new notes will be issued under the indenture between us, as issuer, and HSBC Bank USA, National Association, as indenture trustee and principal paying agent, dated as of December 21, 2004 (as amended) and will trade together with the $40,749,000 in notes already issued under the indenture.
Interest
The new notes will bear interest at the annual rate of 12.625%, payable semiannually in arrears on each interest payment date. Interest will accrue on the outstanding principal amount of the new notes from May 26, 2005.
Interest Payment Dates	May 26 and November 26 of each year.
Principal Payments	Principal on the new notes will be payable in three equal installments due on the following dates: November 26, 2007 November 26, 2008 November 26, 2009
Deferral of Principal
In the event of a significant devaluation of the Brazilian real against the U.S. dollar as compared to Brazilian inflation, we will be permitted to defer the payment of principal, but in no event beyond the final maturity date. For more information, see "Description of the Notes—Redemption."
Optional Redemption
On any principal payment date, we may redeem all of the new notes, at a redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Ranking
The new notes will constitute direct, unsecured and unconditional obligations of our company and will rank at least pari passu in priority of payment with all other present and future unsecured and unsubordinated obligations of our company.

The guarantees of the new notes will constitute direct, unsecured and unconditional obligations of the Subsidiary Guarantors and will rank at least pari passu in priority of payment with all other present and future unsecured and unsubordinated obligations of the Subsidiary Guarantors.
Withholding Taxes Additional Amounts
All payments in respect of the new notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, fees or other governmental charges of whatever nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of Brazil or the successor jurisdiction (if any) of the principal paying agent, any political subdivision thereof or taxing authority therein (each, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law or as provided in "Description of the Notes—Additional Amounts." In that event, subject to the exceptions set forth in "Description of the Notes—Additional Amounts," we will pay to each holder such amounts duly evidenced as may be necessary in order that every net payment made by us on each new note after such deduction or withholding will not be less than the amount then due and payable by us. See "Description of the Notes—Additional Amounts."
Governing Law	The indenture, the new notes and related documents, and other transaction documents are governed by, and construed in accordance with, the laws of the State of New York.
Form and Denomination	The new notes will be issued in the form of a global note registered in the name of DTC or its nominee in integral multiples of U.S.$1.00.
Clearance and Settlement
The new notes will be issued in book-entry form through the facilities of DTC for the accounts of its participants, including Euroclear Bank S.A./N.V. as the operator of the Euroclear System, and Clearstream Banking, société anonyme, and will trade in DTC's Same-Day Funds Settlement System. Beneficial interests in new notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see "Description of the Notes."
Material Differences Between the Old Notes and the New Notes	The new notes will have substantially the same terms and conditions as those of the old notes.

TIMETABLE FOR THE OFFERING

Commencement of the exchange offer	November 7, 2005
Expiration of the exchange offer	December 6, 2005

RISK FACTORS

        You should carefully consider the following risks and uncertainties, the risk factors described in our 2004 Form 20-F under the heading "Risk Factors," and the other information appearing elsewhere in this prospectus before making a decision regarding the transactions relating to the exchange offer. Additional risks and uncertainties that we currently consider immaterial and risks and uncertainties generally applicable to companies that have undertaken similar exchange offerings may also impair our business, results of operations, the value of our securities, including the old notes and the new notes and our ability to meet our financial obligations and our ability to consummate the exchange offer.

        For purposes of this section, when we state that a risk, uncertainty or problem may, could or would have an "adverse effect" on us, we mean that the risk, uncertainty or problem may, could or would have an adverse effect on our business, financial condition, liquidity, results of our operations or prospects, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.

Risks Relating to Us

We have incurred substantial operating losses and there is doubt about our ability to continue as a going concern.

        Since our inception in 1989, we have been developing our businesses and continue to sustain substantial operating losses due primarily to insufficient revenue with which to fund build-out, interest expense and charges for depreciation and amortization. Net losses incurred have been funded principally by capital contributions from shareholders, borrowings under shareholder loans, dispositions of non-strategic assets, bank loans and other borrowings made from time to time. Our management has undertaken efforts to generate the cash flow necessary to meet our cost structure, including the sale of non-strategic assets, the reduction of indebtedness and internal cost-cutting measures.

        Our consolidated financial statements for the year ended December 31, 2004 have been prepared assuming that we will continue as a going concern. As discussed in Note 1.2 to our financial statements for the year ended December 31, 2004, our recurring losses from operations, working capital deficiency and shareholder deficit raise substantial doubt about our ability to continue as a going concern. The audit report on the Company's financial statements for the year ended December 31, 2004 includes an explanatory paragraph relating to this matter. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may be subject to Brazilian withholding tax in connection with the exchange offer.

        Pursuant to an exemption provided under Brazilian tax law for notes issued on or prior to December 31, 1999, payments in respect of the old notes will not be subject to withholding taxes imposed by Brazil provided that the old notes are not redeemed prior to November 26, 2004. Notes of the nature of the new notes which are issued by Brazilian companies such as ourselves after December 31, 1999 would ordinarily be subject to Brazilian withholding income tax on payments in respect of interest (including original issue discount), fees, commissions, expenses, and any other income at a rate of 15% or such other lower rate as provided for in any applicable tax treaty between Brazil and another country. In the event the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate would be 25%, except for payments related to debt securities registered with the Brazilian Central Bank, such as the new notes, which rate is also subject to a 15% rate in accordance with Normative Act SRF 252 of 2002. Based on the interpretation of recent provisions of Law 10,925 of 2004, we take the position for tax reporting purposes that the consummation of the exchange offer and the issue of the new notes constitute a constructive extension of the maturity date of the old notes. On this basis, we believe that payments in respect of the new notes will not be subject to withholding taxes imposed by Brazil. In any event, under the terms of the new notes we have agreed to pay such amounts in respect of such Brazilian withholding taxes as will result in receipt by the holders of the new notes of such amounts as would have been received by them had no such withholding or deduction been required. However we anticipate that the need to pay such additional amounts to the holders of the new notes in these circumstances would materially adversely affect our financial position and our ability to service payments on the new notes. For more information, see "Income Tax Considerations—Brazil."

We must have capital available in order to successfully complete the launch of digital services for our cable and MMDS customers, a step which is important to ensure the success of our future operations.

        Our business strategy as a company is dependent on the successful launch of digital services for our cable and MMDS customers. Management estimates that U.S.$2.5 million in capital expenditures will be required in order to complete this technological upgrade to digital services for our MMDS customers in São Paulo, and an additional U.S.$7.0 million will be necessary to expand the digital services to our MMDS customers in Rio de Janeiro. We have made significant investments in both cable and MMDS digital technologies, and our financial condition would be materially adversely affected if we cannot make the required additional capital expenditures and realize a return on these investments.

Voice over Internet Protocol is an uncertain regulatory area, and changes in regulation may affect our ability to succeed in this market.

        Voice over Internet Protocol (VoIP) is a new industry in Brazil, and the regulatory environment with respect to this technology is still uncertain. Changes in the regulation of our business activities with respect to VoIP, including decisions by regulators affecting our operations (such as the granting or renewal of licenses or decisions as to the telephone rates we may charge our customers) or changes in interpretations of existing regulations by courts or regulators, could adversely affect our ability to succeed in the VoIP market and hurt our financial position. Any new regulations could have a material adverse effect on the VoIP industry as a whole and on us in particular.

We must experience growth in our subscriber base in order to sustain our business operations and prospects.

        Over the past three years, we have pursued a strategy of reduction of the number of unprofitable customers, allowing us to improve the programming and customer service that we are able to provide to profitable customers. In order for us to sustain our business operations and prospects, we must experience growth in our subscriber base in the ensuing years. We cannot assure you that we will experience growth in our subscriber base, or that the rate of growth will be sufficient to allow us to continue our operations.

Because we have engaged in a significant number of related party transactions, our financial statements may not be truly representative of our financial position.

        We have engaged in a significant number and variety of related party transactions, including, without limitation, transactions with respect to administrative services, including payroll, human resources, accounting, tax, finance and legal services; publishing and advertising; financing transactions; and licenses. Although we believe such transactions are conducted on an arm's-length basis, we have not performed any studies or analyses to determine whether the terms of past transactions with related parties have been equivalent to arm's-length transactions and cannot state with any certainty the extent to which such transactions are comparable to those which might have been obtained from a non-affiliated third party. Our financial statements therefore may not accurately reflect such costs and if we were to be unable to obtain these services from our affiliates, our financial position may be adversely affected.

Risks Relating to the Notes

The absence of an established market for the new notes may affect the ability of holders to sell their new notes in the future and may affect the price they would receive if such sale were to occur.

        The new notes are new securities for which there is currently no established market, and we cannot assure you that one will develop. We also cannot assure you as to the liquidity of any market for the new notes.

Holders of old notes who do not tender their old notes in the exchange offer will have less ability to trade their old notes.

        Because the market in the old notes will be significantly reduced after consummation of the exchange offer, holders of these old notes may experience difficulty trading their old notes. If only a limited aggregate principal amount of the old notes is outstanding at any time, the liquidity and trading value of the old notes may be adversely affected. There can be no assurance regarding whether a market will remain for the old notes, the ability of the holders of the old notes to sell them or the prices for which holders may be able to sell their old notes.

Developments in other countries may affect the market price of Brazilian securities.

        The securities of Brazilian issuers have been influenced by economic and market conditions in other countries, especially other emerging market countries. Since the end of 1997, and in particular during 2001 and 2002, the international financial markets have experienced significant volatility as a result of economic problems in various emerging market countries, including the recent economic crisis in Argentina. Investors subsequently have had a heightened risk perception for investments in such market. As a result, in some periods Brazil has experienced a significant outflow of U.S. dollars and Brazilian companies have faced higher costs for raising funds, both domestically and abroad, and have been impeded from accessing international capital markets. We cannot assure investors that international capital markets will remain open to Brazilian companies, including us, or that prevailing interest rates in these market will be advantageous to us and our ability to obtain additional financing on acceptable terms or at all. As a consequence, the market value of our securities may be adversely affected by these or other events outside of Brazil.

Changes in Brazilian tax laws may have an impact on the taxes applicable to the disposition of the notes.

        According to Law 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by non-residents of Brazil, whether to other non-residents of Brazil or Brazilian residents and whether made within or outside Brazil is subject to taxation in Brazil. Although we believe that the notes do not fall within the definition of assets located in Brazil for the purposes of Law 10,833, considering the general and unclear scope of Law 10,833 and the absence of judicial guidance in respect thereof, we are unable to predict how the scope of Law 10,833 would be interpreted in the courts of Brazil.

Brazilian exchange control policies may affect our ability to make payments in U.S. dollars.

        In the past, the Brazilian economy has experienced balance of payment deficits and shortages in foreign exchange reserves. The Brazilian government has responded by restricting the ability of Brazilian or foreign persons or entities to convert reaisinto foreign currencies generally and U.S. dollars in particular. The Brazilian government may institute a restrictive exchange control policy in the future. A restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations and also could have a material adverse effect on our business, financial condition and results of operations. We cannot predict the impact of any such measures on the Brazilian economy.

Judgments of Brazilian courts enforcing our obligations under the old notes or the new notes would be payable only in reais.

        If proceedings were brought in Brazil seeking to enforce our obligations under the old notes or the new notes, we would not be required to discharge our obligations in a currency other than reais. Under the Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than reais, which is payable in Brazil, may only be satisfied in reais at the rate of exchange, as determined by the Central Bank, in effect on the date of payment. Accordingly, in case a declaration of bankruptcy is made against us, all credits denominated in foreign currencies shall be converted into reais at the prevailing rate on the date of such declaration. Special authorization by the Central Bank will be required for the conversion of such reais-denominated amounts into U.S. dollars and for its remittance abroad.

Book-entry registration.

        Because transfers and pledges of global notes can be effected only through book entries at DTC, the liquidity of any secondary market for global notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC participant. The ability to pledge global notes may be limited due to the lack of a physical certificate. Beneficial owners of global notes may, in certain cases, experience delay in the receipt of payments of principal and interest since such payments will be forwarded by the paying agent to DTC who will then forward payment to the respective DTC participants, who will thereafter forward payment directly, or indirectly through Euroclear or Clearstream, to beneficial owners of the global notes. In the event of the insolvency of DTC or of a DTC participant in whose name global notes are recorded, the ability of beneficial owners to obtain timely payment and (if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded, or if such coverage is otherwise unavailable) ultimate payment of principal and interest on global notes may be impaired.

The notes will be subordinated to certain statutory liabilities.

        Under Brazilian law, our obligations under the old notes and the new notes are subordinated to certain statutory preferences. In the event of our bankruptcy, such statutory preferences, such as claims for salaries, wages, social security and other taxes, court fees and expenses, secured obligations will have preference over any other claims, including claims by any investor under the notes.

FORWARD-LOOKING STATEMENTS

        We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements regarding the intent, belief or current expectations of our directors or executive officers.

        Forward-looking statements also include information concerning possible or assumed future results of operations of ours set forth under "Summary" and "Risk Factors," as well as statements preceded by, followed by, or that include the words "believes," "may," "continues," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. Our future results and shareholder values may differ materially from those expressed in or suggested by these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. We do not undertake any obligation to release publicly any revisions to forward-looking statements contained in this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

        Investors should understand that the following important factors, in addition to those discussed in this prospectus, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements:

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  the performance of the Brazilian economy generally;

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  the levels of exchange rates between Brazilian and foreign currencies;

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  the telecommunications policy of Brazil's federal government;

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  the receipt of additional, and/or the revocation of our existing, governmental approvals, licenses and concessions;

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  the cost and availability of financing;

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  the availability of qualified personnel;

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  the business abilities and judgment of our personnel;

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  the emergence of new technologies and the response of our customer base to those technologies;

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  acquisitions by us of other companies;

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  ability to keep investing in new technologies, in particular having capital to launch new digital services for our cable and MMDS customers; and

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  other factors discussed under "Risk Factors."

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes.

DESCRIPTION OF THE NOTES

        The following summary describes certain provisions of the new notes and the indenture relating thereto. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture relating to the new notes. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture relating to the new notes. You may obtain copies of the indenture and specimen notes upon request to the indenture trustee or the Company at the addresses set forth under "Where you can find more information." References to "the Company" in this section refer to Tevecap S.A. and its Subsidiaries.

General

        The new notes are to be issued under an Indenture, dated as of December 21, 2004 (as amended, the "Indenture"), between the Company, HSBC Bank USA, National Association, as Trustee, Registrar and Principal Paying Agent (the "Trustee"), a copy of which is available upon request to the Company. The statements under this caption relating to the new notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the new notes is set forth under "Certain Definitions."

        Principal of, premium, if any, and interest on, the new notes will be payable, and the new notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note Register.

        The new notes will be issued only in fully registered form, without coupons, in denominations of U.S.$1.00 and any integral multiple of U.S.$1.00. No service charge will be made for any registration of transfer or exchange of new notes, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the New Notes

        The new notes will be general, unsecured, senior obligations of the Company, limited to U.S.$48,022,000 million aggregate principal amount, and will mature on November 26, 2009. Each new note will bear interest at the rate per annum shown on the front cover of this Prospectus from May 26, 2004, payable semiannually in arrears in cash on May 26 and November 26 of each year commencing November 26, 2005 to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date.

Redemption

(a)
Scheduled redemption:    Unless previously redeemed, or purchased or cancelled, each Note will be redeemed (subject as provided in clause (b) below) in three equal installments on the dates and in the amounts set out below (each an "Installment Amount"):

Scheduled Redemption Date	Installment Amount
November 26, 2007 (the "First Redemption Date")	33.33% of aggregate principal amount
November 26, 2008 (the "Second Redemption Date")	33.33% of aggregate principal amount
November 26, 2009 (the "Third Redemption Date")	33.34% of aggregate principal amount

(b)
Adjustment of Installment Amounts:

(i)
If the Exchange Rate Increase with respect to the First Redemption Date is greater than the Inflation Rate Increase with respect to the First Redemption Date, then:

(I)
the Installment Amount due on the First Redemption Date shall be reduced by the amount of the Exchange Adjustment applicable to the First Redemption Date;

(II)
the Installment Amount due on the Second Redemption Date shall be increased by the amount which is equal to 50% of the amount of the Exchange Adjustment applicable to the First Redemption Date; and

(III)
the Installment Amount due on the Third Redemption Date shall be increased by the amount which is equal to 50% of the amount of the Exchange Adjustment applicable to the First Redemption Date.

(ii)
If the Exchange Rate Increase with respect to the Second Redemption Date is greater than the Inflation Rate Increase with respect to the Second Redemption Date, then:

(I)
the Installment Amount due on the Second Redemption Date (as adjusted, if applicable, in accordance with clause (b)(i)(II) above) shall be reduced by the amount of the Exchange Adjustment applicable to the Second Redemption Date; and

(II)
the Installment Amount due on the Third Redemption Date (as adjusted, if applicable, in accordance with clause (b)(i)(III) above) shall be increased by the amount of the Exchange Adjustment applicable to the Second Redemption Date.

(iii)
If the Installment Amount due on any Redemption Date is reduced as set forth in clauses (b)(i) or (b)(ii) above, then interest shall continue to accrue on the amount of such reduction in accordance with the indenture until paid in full.

(c)
Optional Redemption. On any of the First Redemption Date, the Second Redemption Date, or the Third Redemption Date, the Company may redeem all of the new notes, at a redemption price of 100% of the outstanding principal amount of the new notes so redeemed, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Additional Amounts

        All payments by the Company in respect of the new notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments, fees or other governmental charges of whatever nature (and any fines, penalties or interest related thereto) (collectively, "Taxes") imposed or levied by or on behalf of the Federative Republic of Brazil or the successor jurisdiction (if any) of any paying agent or, in each case, any political subdivision thereof or taxing authority therein (each, a "Taxing Jurisdiction"), unless such withholding or deduction is required by law. In that event, the Company shall pay to each holder or new notes such additional amounts ("Additional Amounts") duly evidenced as may be necessary in order that every net payment made by the Company on each new note after deduction or withholding for or on account of any Tax imposed upon or as a result of such payment by the Taxing Jurisdiction will not be less than the amount then due and payable on such new note. The foregoing obligation to pay Additional Amounts, however, will not apply to: (i) any Tax which would not have been imposed, withheld or otherwise deducted but for the existence of any present or former connection between such holder of new notes (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation), on the one hand, and the Taxing Jurisdiction, on the other hand, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or any other connection of any kind, other than the mere receipt of such payment or the ownership or holding of such new note; (ii) any Tax which would not have been imposed, withheld or otherwise deducted but for the presentation by such holder of new notes for payment (where presentation is required) on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (iii) the extent that the Taxes would not have been imposed, withheld or otherwise deducted but for the failure of such holder of new notes to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder of new notes if (a) such compliance is required or imposed by statute, regulation, administrative practice or treaty or other applicable law of such Taxing Jurisdiction as a precondition to exemption from all or a part of such Tax and (b) at least 30 days prior to the date on which the Company applies this clause (iii), the Company shall have notified such holder of new notes that some or all holders of new notes shall be required to comply with such requirement; (iv) a Tax imposed, withheld or otherwise deducted on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council Meeting of 26-27 November 2000 on the taxation of savings income or any law complying with, or introduced in order to conform to, such Directive; (v) any Tax imposed, withheld or otherwise deducted on a new note presented for payment by or on behalf of a holder of new notes who would have been able to avoid such withholding or deduction by presenting the relevant new note to another Paying Agent; (vi) any estate, inheritance, gift, sales, transfer or personal property tax or similar Tax or any Tax payable other than by withholding on a payment on the new notes; or (vii) any combination of items (i) through (vi) above.

        The Company shall also pay any duly evidenced present or future stamp, court or documentary taxes or any other excise taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration or the making of payments in respect of the new notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of any Taxing Jurisdiction other than those resulting from, or required to be paid in connection with, the enforcement of the new notes following the occurrence of any Default.

        No Additional Amounts shall be paid with respect to a payment on a new note to a holder of new notes that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the holder of new notes of the new note.

        The Company shall provide the Trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, a certified copy thereof, if available) evidencing the payment of taxes in any Taxing Jurisdiction in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Paying Agents upon request therefor.

        The Company will: (i) at least 10 Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date or any redemption date or the maturity date if there has been any change with respect to the matters set forth in the below-mentioned officer's certificate), deliver to the Trustee and each paying agent an officer's certificate (a) specifying the amount, if any, of taxes described in this section "—Additional Amounts" imposed or levied by or on behalf of any Taxing Jurisdiction (the "Relevant Withholding Taxes") required to be deducted or withheld on the payment of principal of or interest on the new notes to holders of new notes and the Additional Amounts, if any, due to holders of new notes in connection with such payment, and (b) certifying that the Company will pay such deduction or withholding; (ii) prior to the due date for the payment thereof, pay any such Relevant Withholding Taxes, together with any penalties or interest applicable thereto; (iii) within 15 days after paying such Relevant Withholding Taxes, deliver to the Trustee and each paying agent evidence of such payment and of the remittance thereof to the relevant taxing or other authority as described herein; and (iv) pay any Additional Amounts due to holders of new notes on any interest payment date, redemption date or the maturity date to the Trustee in accordance with the provisions of this section. Any such officer's certificate will be deemed to be duly provided if sent by facsimile to the Trustee and each paying agent.

        The Company covenants to indemnify the Trustee and each paying agent for, and to hold each harmless against, any loss, liability or expense reasonably incurred without negligence, bad faith or willful misconduct on such person's part, arising out of or in connection with actions taken or omitted by any of them in reliance on any officer's certificate furnished pursuant to this section or the failure of the Trustee or any paying agent for any reason (other than its own negligence, bad faith or willful misconduct) to receive on a timely basis any such officer's certificate or any information or documentation requested by it or otherwise required by applicable law or regulations to be obtained, furnished or filed in respect of such Relevant Withholding Taxes. The Company will make available to any holder of new notes requesting the same, evidence that the applicable Relevant Withholding Taxes have been paid.

        Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any new note, such mention shall be deemed to include mention of the payment of Additional Amounts as are, were or would be payable in respect thereof.

Redemption For Changes In Withholding Taxes

        The new notes may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity if as the result of any change in or amendment to the laws, regulations or rulings of Brazil or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings (including the holding of a court of competent jurisdiction), the Company has or will become obligated to pay Additional Amounts (excluding interest and penalties) in excess of the Additional Amounts that the Company would be obligated to pay if Taxes (excluding interest and penalties) were imposed with respect to such payments of interest at a rate of 15.0%, and such obligation cannot be avoided by the Company taking reasonable measures available to them, then the Company may, at its option, redeem or cause the redemption of the new notes, as a whole but not in part, upon not more than 60 nor less than 30 days' notice to the holders of such new notes (with copies to the Trustee and each Paying Agent) at 100.0% of their principal amount, together with accrued interest to (but excluding) the date fixed for redemption, plus any such Additional Amounts payable with respect to such principal amount and interest as provided under "—Additional Amounts." Prior to the giving of notice of redemption of the new notes as described herein and as a condition to any such redemption, the Company will deliver to the Trustee an Officers' Certificate (together with a copy of the written opinion of counsel to the effect that the applicable rate has so increased, or the Company has or will become so obligated to pay Additional Amounts as a result of such change or amendment), stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts relating thereto. No notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the new notes then due and, at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Subsidiary Guarantee

        To guarantee the due and punctual payment of the principal and interest, if any, on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors, if any, will unconditionally guarantee such obligations on a senior basis pursuant to the terms of the Indenture.

Selection

        In the case of any partial redemption or repurchase, selection of the new notes for redemption or repurchase will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no new note of U.S.$1,000 in original principal amount or less will be redeemed or repurchased in part. If any new note is to be redeemed or repurchased in part only, the notice of redemption or repurchase relating to such new note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new note in principal amount equal to the unredeemed or unrepurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original new note.

Ranking

        The new notes will be general, unsecured, senior obligations of the Company ranking equally in right of payment with all other existing and future general, unsecured, senior indebtedness of the Company and senior in right of payment to all other existing and future subordinated indebtedness of the Company. Subject to certain limitations set forth in the Indenture, the Company and its Subsidiaries may incur other senior indebtedness, including indebtedness that is secured by certain assets of the Company and its Subsidiaries. At December 31, 2004, the Company did not have any outstanding senior indebtedness other than its U.S.$250,000,000 notes and short term debt.

Defaults

        An "Event of Default" is defined in the Indenture as (i) a default in any payment of interest on any new note when due, continued for 30 days, (ii) a default in the payment of principal or premium, if any, of any new note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by us to comply with any other agreements contained in the Indenture for 45 days after notice (in each case, other than a failure to purchase new notes which shall constitute an Event of Default under clause (ii) above), (iv) indebtedness of the Company (other than Excluded Debt) is not paid within any applicable grace period after failure to pay when due or is accelerated by the holders thereof because of a default (the "cross acceleration provision"); (v) the outstanding Excluded Debt that is held by Persons who are not Affiliates of the Company is not paid within any applicable grace period after failure to pay when due or is accelerated by the holders thereof because of a default and the total principal amount of such unpaid or accelerated Excluded Debt exceeds U.S.$35 million, (vi) certain events of bankruptcy, insolvency or reorganization of ours (the "bankruptcy provisions"), (vii) any judgment or decree for the payment of money in excess of U.S.$5 million (to the extent not covered by insurance as acknowledged in writing by the insurer) is rendered against us and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision"), (viii) there shall have occurred any seizure, compulsory acquisition, expropriation or nationalization of material assets of ours and our Subsidiaries or (ix) the failure of any Subsidiary Guarantee to be in full force or the denial or disaffirmation by any Subsidiary Guarantor of its obligation under the Indenture or Subsidiary Guarantee. However, a default under clause (iv) will not constitute an Event of Default until the Trustee or the holders of 25.0% in principal amount of the outstanding new notes notify us of the default and the Company does not cure such default within the time specified in clause (iv) hereof after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding new notes by notice to us may declare the principal of and accrued and unpaid interest on all the new notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of ours occurs and is continuing, the principal of and accrued and unpaid interest on all the new notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding new notes may rescind any such acceleration with respect to the new notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the new notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25.0% in principal amount of the outstanding new notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding new notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding new notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any new note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments And Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the new notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the new notes then outstanding. However, without the consent of each holder of an outstanding new note affected, no amendment may, among other things, (i) reduce the amount of new notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or reduce any Additional Amounts on any new note, (iii) reduce the principal of or extend any Stated Maturity of any new note, (iv) reduce the premium payable upon the redemption or repurchase of any new note or change the time at which any new note may be redeemed as described under "—Optional Redemption" above, (v) make any new note payable in money other than that stated in the new note, (vi) amend or modify any of the provisions of the Indenture relating to the ranking of the new notes in any manner that adversely affects the rights of any holder of the new notes, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's new notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's new notes, (viii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions, (ix) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, or (x) amend or modify the provisions with respect to the payment of Additional Amounts.

        Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the Indenture, to provide for uncertificated new notes in addition to or in place of certificated new notes (provided that the uncertificated new notes are issued in registered form for purposes of Section 163(f) of the Code), to secure the new notes, to add to the covenants of ours for the benefit of the new noteholders or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

        A Noteholder may transfer or exchange new notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes or other charges required by law. The Company is not required to transfer or exchange any new note selected for redemption or to transfer or exchange any new note for a period of 15 days prior to a selection of new notes to be redeemed. The new notes will be issued in registered form, and the registered holder of a new note will be treated as the owner of such new note for all purposes.

Defeasance

        The Company at any time may terminate all its obligations under the new notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the new notes, to replace mutilated, destroyed, lost or stolen new notes and to maintain a registrar and paying agent in respect of the new notes. The Company at any time may terminate its obligations under the operation of the cross acceleration provision and the judgment default provision described under "Defaults" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the new notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the new notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) and (vi) under "Defaults" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the new notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the new notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Foreign Exchange Restrictions; Currency Indemnity

        Payments in respect of the new notes shall be made in U.S. dollars as shall be legal tender at the time of payment for the payment of public and private debts in that currency. In the event that on any payment date in respect of the new notes, any restrictions or prohibition of access to the Brazilian foreign exchange market exists, the Company agrees to pay all amounts payable under the new notes in the currency of such new notes by means of any legal procedure existing in Brazil (except commencing legal proceedings against the Brazilian Central Bank), on any due date for payment under the new notes. All costs and taxes payable in connection with the procedures referred to in this covenant shall be borne by the Company.

        U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the new notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a new note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any new note, the Company shall indemnify it against any loss sustained by it as a result. In any event the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a new note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from other obligations of the Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a new note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any new note.

Enforceability of Judgments with respect to the New Notes

        Service of process upon the Company (other than an insolvency, liquidation or bankruptcy proceeding or any other proceeding in the nature of an in rem or quasi in rem proceeding) to enforce their obligations under the Indenture or the new notes may be obtained within the United States by service upon CT Corporation System. Since substantially all of the assets of the Company and its subsidiaries are outside the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of amounts owing with respect to the new notes, may not be collectible within the United States.

        Judgments for monetary claims obtained in U.S. courts arising out of or in relation to the obligations of the Company under the Indenture and the new notes will be enforceable in Brazil, upon confirmation (homologação) of such judgment by the Brazilian Federal Supreme Court (Superior Tribunal de Justiça). In order to be confirmed by the Brazilian Federal Supreme Court, such foreign judgment must meet the following conditions: (a) it must comply with all formalities required for its enforceability under the laws of the country where it was issued; (b) it must have been given by a competent court after the proper service of process on the parties thereto, or after a default judgment (revelia) of the relevant defendant is verified under such laws, as the case may be; (c) it must not be subject to appeal; (d) it must not offend Brazilian national sovereignty (soberania nacional), public policy (ordem pública) or good morals (bons costumes) (as set forth in Brazilian law); and (e) it must be duly authenticated (legalizada) by a competent Brazilian consulate in the country where such judgment is issued and be accompanied by a sworn translation thereof into Portuguese. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the process described above can be conducted in a timely manner or that a Brazilian court will enforce such monetary judgment. See "Enforceability of Civil Liabilities."

        Any judgment obtained against the Company in a court in Brazil under any new note or under the Indenture will be expressed in reais.

Consent to Jurisdiction and Service

        The Indenture will provide that the Company will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the new notes and for actions brought under Federal or state securities laws brought in any Federal or state court located in the City of New York and will submit to such jurisdiction.

Concerning The Trustee

        HSBC Bank USA, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Principal Paying Agent with regard to the new notes.

Governing Law

        The Indenture provides that it and the new notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

        For purposes of the following definitions and the Indenture generally, all calculations and determinations shall be made in accordance with GAAP and shall be based upon the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person but excluding any debt securities convertible into such equity.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Determination Period" shall mean, as the context requires, the First Determination Period or the Second Determination Period.

        "Exchange Adjustment" means:

  (i)
  with respect to the First Redemption Date, an amount equal to:

              (A)  the Installment Amount due on the First Redemption Date minus

              (B)  the Installment Amount due on the First Redemption Date first converted into reais using the Exchange Rate as of November 1, 2004, second multiplied by the sum of (1) one plus (2) the Inflation Rate Increase for the First Redemption Date and third converted into U.S. dollars using the Exchange Rate as of five Business Days prior to the First Redemption Date; and

  (ii)
  with respect to the Second Redemption Date, an amount equal to:

              (A)  the Installment Amount due on the Second Redemption Date (as adjusted, if applicable, in accordance with clause b(i)(II) under "Redemption" above) minus

              (B)  the Installment Amount due on the Second Redemption Date (as adjusted, if applicable, in accordance with clause b(i)(II) under "Redemption" above) first converted into reaisusing the Exchange Rate as of November 1, 2004, second multiplied by the sum of (1) one plus (2) the Inflation Rate Increase for the Second Redemption Date and third converted into U.S. dollars using the Exchange Rate as of five Business Days prior to the Second Redemption Date.

        "Exchange Rate" means, as of any date, the real/U.S. dollar commercial rate, expressed as the amount of reais per one U.S. dollar, reported on such date by the Banco Central do Brasil through the SISBACEN Data System under transaction code PTAX-800 ("Consultas de Câmbio" or Exchange Rate Inquiry) Option 5 ("Cotações para Contabilidade" or Rates for Accounting Purposes) market type L (corresponding to U.S. dollars traded in the foreign exchange market segment officially denominated "Livre" and commonly known as "Commercial"), or such other transaction code as shall have replaced the PTAX-800 Option 5 transaction code from time to time.

        "Exchange Rate Increase" means, with respect to the First Redemption Date or the Second Redemption Date, the percentage increase, if any, in the Exchange Rate for the period from the first day of the First Determination Period or the Second Determination Period (as applicable) until the final day of the First Determination Period or the Second Determination Period (as applicable).

        "Excluded Debt" means indebtedness due with respect to the Company's $250,000,000 notes.

        "First Determination Period" means the period from November 1, 2004, through and including the fifth Business Day prior to the First Redemption Date.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP as in effect on the Issue Date.

        "Holder," "holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "IGP-M" shall mean the Índice Geral de Preços do Mercado, as published by the Fundação Getúlio Vargas, or such other index as shall replace the IGP-M from time to time.

        "IGP-M Variation" for any Determination Period shall mean the product of the IGP-M for each month during such Determination Period; it being understood that (i) for period from November 1, 2007 through and including the fifth Business Day prior to the First Redemption Date, the IGP-M for such period shall be calculated on a pro rata temporis basis using the IGP-M for the month of October 2007 and (ii) for the period from November 1, 2008 through and including the fifth Business Day prior to the Second Redemption Date, the IGP-M for such period shall be calculated on a pro rata temporis basis using the IGP-M for the month of October 2008.

        "Inflation Rate Increase" means:

  (i)
  with respect to the First Redemption Date, the product of the IGP-M Variation for the First Determination Period multiplied by 1.12; and

  (ii)
  with respect to the Second Redemption Date, the product of the IGP-M Variation for the Second Determination Period multiplied by 1.15.

        "Issue Date" means the date on which the new notes are originally issued.

        "Officers' Certificate" means a certificate signed by two Officers; provided that one of the officers giving an Officers' Certificate pursuant to Section 4.3 of the Indenture shall be the principal executive, financial or accounting officer of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

        "Redemption Date" shall mean, as the context requires, the First Redemption Date, the Second Redemption Date or the Third Redemption Date.

        "SEC" or "Commission" means the United States Securities and Exchange Commission.

        "Second Determination Period" means the period from November 1, 2004 through and including the fifth Business Day prior to the Second Redemption Date.

        "Stated Maturity" means, with respect to any security, any date specified in such security as a fixed date on which the payment of principal of such security is due and payable.

        "Subsidiary" of any Person means any corporation, association, partnership, joint venture or other business entity (i) of which more than 50.0% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person and (ii) which is controlled by such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

        "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. dollar at any one time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

Book-Entry; Delivery and Form

        The new notes are issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the new notes for all purposes under the Indenture. Owners of beneficial interests in the new notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants (including Euroclear and Clearstream). Any such interests may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the new notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the Indenture. The Company and the trustee, and any of our respective agents, may treat DTC as the sole holder and registered owner of the global securities.

        The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

        The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository or its custodian will credit the accounts of Participants acquiring an interest in the Global Notes and (ii) ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer new notes or to pledge the new notes as collateral will be limited to such extent.

        So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the new notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have new notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in new notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

        Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such beneficial owner is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a person that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instruction of such beneficial owners. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such new notes.

        Payments with respect to the principal of, premium, if any, and interest on any new notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of such Global Note representing such new notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of new notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

Certificated Securities

        If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of new notes in definitive form under the Indenture, or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the new notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

        Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related new notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

Same-Day Settlement and Payment

        Settlement for the new notes will be made in immediately available funds. So long as the new notes are represented by a permanent Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. So long as the new notes are represented by a permanent Global Note or Notes registered in the name of the Depositary or its nominee, except for trades between Euroclear and Cedel participants, interests in the new notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the new notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the new notes.

THE EXCHANGE

        Upon the terms and subject to the conditions of this exchange offer, we will, unless such old notes are withdrawn in accordance with the withdrawal rights specified in "—Withdrawal of Tenders" below, accept any and all old notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue, on or promptly after the Expiration Date, an aggregate principal amount of up to U.S.$7,008,000 of new notes in exchange for the same principal amount of outstanding old notes tendered and accepted in connection with this exchange offer. The new notes issued in connection with this exchange offer will be delivered on December 6, 2005 or otherwise on the earliest practicable date on or following the Expiration Date. Holders must tender all of their old notes in connection with this exchange offer in order to have their tender accepted. The new notes will have the terms and be subject to the conditions of an Indenture dated as of December 21, 2004 between us and HSBC Bank USA, National Association, as Trustee, as amended. In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described in "Description of the Notes—Book-Entry; Delivery and Form," the new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. Holders of old notes do not have any appraisal or dissenters' rights in connection with this exchange offer. Old notes which are not tendered for exchange or are tendered but not accepted in connection with this exchange offer will remain outstanding and will not be entitled to the covenant restrictions originally provided for under the indenture relating to the old notes and stripped out in later amendments and supplements to such indenture. We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders who tender old notes in connection with this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "—Fees and Expenses."

Important Notice with Respect to Brazilian Law

        In making this exchange offer, we do not express any intent to novate the old notes.

Expiration Date; Extensions

        The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 6, 2005, unless extended by us in our sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which this exchange offer is extended.

        We reserve the right to extend the Expiration Date at any time and from time to time, in accordance with applicable laws and regulations, regardless of the amount of tenders of old notes we have received, by issuing a press release or making any other public announcement (or by written notice to the holders of record of the old notes as of the immediately preceding day) as promptly as practicable, and in no event later than 9:00 a.m., New York City time, on the next day other than Saturday, Sunday or any other day on which banks located in New York, New York, USA or São Paulo, Brazil are authorized or obligated to close (each, a "Business Day") after the previously announced Expiration Date. Such announcement or notice may state that we are extending the solicitation for a specified period of time or on a daily basis.

Exchange Offer Procedures

        The tender to us of old notes by a holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

        Except as set forth below, a holder who wishes to tender old notes for exchange pursuant to this exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the addresses set forth below under "Exchange Agent" prior to 5:00 p.m. New York City time on the Expiration Date. In addition, either (i) certificates for such old notes must be received by the Exchange Agent along, with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such old notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions").

        If old notes are registered in the name of a person other than the signer of a Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of this exchange offer as to any particular old notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender old notes in this exchange offer). The interpretation of the terms and conditions of this exchange offer as to any particular old notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by us shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we shall determine.

        Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects or irregularities.

        If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of names of the registered holder or holders that appear on the old notes. If the Letter of Transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder will represent to us that, among other things, the new notes acquired pursuant to this exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder and such person has no arrangement with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to this exchange offer, or acquired the old notes as a result of market making or other trading activities, such holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes For Exchange; Delivery of New Notes

        Upon the terms and subject to the conditions of this exchange offer, we will accept all old notes properly tendered and will issue the new notes on December 6, 2005 or otherwise on the earliest practicable date on or following the Expiration Date. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter. In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such old notes or a timely confirmation of such old notes into the Exchange Agent's account at DTC, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of this exchange offer, or if old notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or unexchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such nonexchanged old notes will be credited to an account maintained with DTC) designated by the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

Book-Entry Transfer

        The Exchange Agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the DTC systems may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent's account at DTC in accordance with such DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "—Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        Tenders of old notes may be not withdrawn at any time; provided, however, that if the exchange of old notes for new notes as part of the exchange offer has not occurred on or before December 31, 2005, holders of old notes who have tendered their old notes in connection with the offer may withdraw their tender of their old notes at any time thereafter. Subject to the preceding sentence, for a withdrawal to be effective, a written notice of withdrawal must be received by the appropriate Exchange Agent at one of the addresses set forth below under "Exchange Agents." Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the amount of such old notes), and (where certificates for old notes have been transmitted) specify the name in which such old notes are registered, if different from that of the withdrawing holder. If certificates for old notes have been delivered or otherwise identified to the appropriate Exchange Agent, then prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

        We reserve the right to contest the validity of any such withdrawal. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account with DTC specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer, and all of the rights of the holders with respect to such old notes existing prior to the date that such old notes were tendered will again be in effect. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Exchange Offer Procedures" above at any time on or prior to the Expiration Date.

Exchange Agent

        HSBC Bank USA, National Association has been appointed as Exchange Agent in connection with this exchange offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent. The Exchange Agent's office is located at Lower Level, One Hanson Place, Brooklyn, NY 11243. The Exchange Agent may also be reached by telephone at 718-488-4475 or by facsimile at 718-488-4488, Attention: Pauline Shaw.

Fees and Expenses

        We will pay certain expenses to be incurred in connection with this exchange offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees. Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

        Issuance of the new notes in exchange for the old notes pursuant to this exchange offer will be made only after timely receipt by the Exchange Agent of such old notes. Therefore, holders of the old notes desiring to tender such old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to tenders of old notes for exchange.

TAX CONSIDERATIONS

Brazil

        PROSPECTIVE HOLDERS OF THE NEW NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF HOLDING THE NEW NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NEW NOTES.

Brazilian Tax Considerations

        The following discussion is a summary of the Brazilian tax considerations relating to an investment in the new notes by a non-resident of Brazil. The discussion is based on the tax laws of Brazil as in effect on the date hereof and is subject to any change in Brazilian law that may come into effect after such date. The information set forth below is intended to be a general discussion only and does not address all possible tax consequences relating to an investment in the new notes.

        Interest (including original issue discount), fees, commissions, expenses, and any other income payable by a Brazilian borrower to an individual, entity, trust or organization domiciled outside Brazil are generally subject to withholding income tax. As of January 1, 1996, the rate of withholding tax is 15% or such other lower rate as provided for in any applicable tax treaty between Brazil and another country. In the event the recipient of the payment is domiciled in a tax haven jurisdiction, as defined by Brazilian tax regulations, the rate will be 25%, except for payments related to debt securities registered with the Brazilian Central Bank, such as the notes, which rate is also subject to 15% in accordance with Normative Act SRF 252, of 2002.

        Notwithstanding the foregoing, the applicable withholding tax rate on interest, fees, commissions and original issue discount under instruments with a minimum average maturity greater than 96 months such as the old Notes was reduced to 0%, pursuant to Law 9481 of August 13, 1997, as amended by Law 9532 of December 10, 1997. However, pursuant to Law 9959 of January 27, 2000, this reduced rate is no longer in effect for new debt securities issued as of January 1, 2000. In this respect, according to Law 9959 of January 27, 2000, the withholding income tax applicable to these transactions as of January 1, 2000 is 15%.

        However, according to Law 10925 of July 23, 2004 such reduction was maintained in case of renegotiation of debt securities with a minimum average maturity greater than 96 months, such as the old Notes. Accordingly, we believe and understand that the applicable rate of withholding income tax on interest, fees, commissions and original issue discount under the new notes is also 0%.

        Any earnings or capital gains made outside Brazil as a result of a transaction between two non-residents of Brazil in respect of debt instruments issued by a non-Brazilian company are not subject to a tax in Brazil. In such circumstances, gains resulting from discounts obtained by a non-resident in the purchase of the new notes or capital gains realized on the sale of such securities are not subject to tax in Brazil. However, according to Law 10833, dated December 29, 2003, which came into force on January 1, 2004, the disposition of assets located in Brazil by non-residents, whether to other non-residents or Brazilian residents, may become subject to taxation in Brazil. Although the new notes should not fall within the definition of assets located in Brazil for purposes of Law 10833, considering the general and unclear scope of Law 10833 and the absence of judicial court rulings with respect thereto, it is unpredictable whether such understanding ultimately will prevail in the courts of Brazil. In principle, any profits realized on a sale of the new notes by the non-residents of Brazil would not be subject to taxation in Brazil.

        Generally, there are no stamp, transfer or other similar taxes in Brazil with respect to the transfer, assignment or sale of the new notes outside Brazil, nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the new notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Certain U.S. Federal Income Tax Consequences

        The following discussion is a summary of certain U.S. federal income tax consequences to beneficial owners of old notes and new notes ("Holders") of (i) exchanging old notes for new notes and (ii) holding new notes received in the exchange offer.

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final U.S. Treasury regulations, published administrative interpretations of the U.S. Internal Revenue Service (the "IRS") and judicial decisions, all of which are subject to change, possibly on a retroactive basis. This summary does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder. Further, the U.S. federal income tax treatment of a Holder may vary depending on the Holder's particular situation. Certain classes of Holders (including non-U.S. persons, insurance companies, tax-exempt organizations, employee stock ownership plans, financial institutions, brokers, dealers, subchapter S corporations, persons whose functional currency is not the U.S. dollar, persons in whose hands the old notes or the new notes are not "capital assets" (within the meaning of Section 1221 of the Code), persons that hold old notes (or will hold new notes) as a hedge or otherwise have hedged (or will hedge) the risk of holding old notes (or new notes), persons that hold old notes (or will hold new notes) as part of (or in connection with) a "straddle," "conversion" or other integrated transaction and persons that use the mark-to-market method of accounting) may be subject to special rules not discussed below. The discussion below does not consider the effect of any non-U.S., state, local or other tax laws or any U.S. tax considerations (e.g., estate or gift tax) other than the U.S. federal income tax considerations specifically discussed herein that may be applicable to a particular Holder. We have not sought any rulings from the IRS with respect to the statements made in this discussion, and there can be no assurance that the IRS will agree with such statements. This summary does not deal with persons that acquire new notes subsequent to the exchange offer.

        EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER AND HOLDING EXCHANGE NOTES.

        For purposes of the discussion herein, a "U.S. Holder" means a Holder that is (i) an individual citizen of the United States or a resident alien of the United States for U.S. federal income tax purposes, (ii) a corporation or another entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. This discussion does not address the tax consequences applicable to Holders that are not U.S. Holders, including non-U.S. persons and partnerships (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes). A Holder that is not a U.S. Holder should consult its own tax advisor.

Overview

        Whether and to what extent a U.S. Holder that exchanges old notes for new notes pursuant to the exchange offer will recognize taxable gain or loss will depend on whether the exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. An exchange of old notes for new notes will qualify as a recapitalization only if the old notes and the new notes that are part of such exchange constitute "stock or securities" for purpose of the reorganization provisions of the Code.

        The rules for determining whether a debt instrument constitutes a security for this purpose are unclear. The term "security" is not defined in the Code or U.S. Treasury regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor's proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, judicial decisions hold that debt instruments with a term of less than five years are not likely to (but may in certain circumstances) be considered securities, debt instruments with a term of ten years or more are highly likely to be considered securities, and debt instruments with an initial term at issuance of five to ten years are often considered securities, but their status may be unclear. A recent ruling from the IRS may suggest, however, that if the old notes constituted securities, the new notes also constitute securities because they represent a continuation of a Holder's investment in Tevecap S.A. represented by the old notes. In addition, it is possible that the IRS could assert that due to our financial condition and the effective subordination of the notes to the creditors of our subsidiary, the new notes constitute a form of preferred equity in us. A successful recharacterization of the notes as "stock or securities" and the treatment of the exchange as a tax-free reorganization could have adverse federal income tax consequences to the Holders. U.S. Holders are urged to consult their own tax advisors regarding treatment of the old notes and new notes as "stock or securities" for purposes of the reorganization provisions of the Code.

Exchange of old notes for new notes

        Consequences if the Exchange is not a Recapitalization.    If the exchange of old notes for new notes does not constitute a recapitalization for purposes of the reorganization provisions of the Code, then a U.S. Holder that exchanges old notes for new notes generally will recognize taxable gain or loss equal to the difference between (i) the amount realized (as defined below) in the exchange and (ii) the U.S. Holder's adjusted tax basis (as defined below) in the old notes. This amount realized is allocated between principal and accrued interest (including OID). We intend, and each Holder agrees by participating in the exchange offer to allocate all the new notes received under the exchange to the principal amount (rather than to accrued interest) of its old notes. The gain or loss on the principal portion is the difference between the amount realized allocable to principal and the tax basis of the principal. Such gain or loss generally will be capital gain or loss if the old notes are held as a capital asset, and will be long-term capital gain or loss if the U.S. Holder's holding period in the old notes is more than one year. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder that acquired old notes with market discount generally will be required to treat a portion of any gain as ordinary income to the extent of any accrued market discount not previously included in income. The portion of the amount realized allocable to interest will be included in gross income by a U.S. Holder to the extent it has not previously been taken into account under the OID rules. A U.S. Holder will be entitled to a deduction for interest, including OID, previously accrued in excess of the amount realized allocable to interest.

        The amount realized generally will equal the issue price of the new notes, although the matter is not free from doubt, the Company believes, and intends to take the position that, the old notes were not, and the new notes will not be, traded on an established securities market under applicable U.S. Treasury regulations and, as a result, the issue price of the new notes will be their principal amount. If the IRS were to successfully assert that either the old notes or the new notes were so traded, then the issue price of the new notes would be the fair market value of such traded notes on the date of the exchange. A U.S. Holder's adjusted tax basis in the U.S. Holder's old notes generally will equal the price such U.S. Holder paid therefor, increased by the amount of any market discount and OID previously included in income by such U.S. Holder with respect to such debt, and reduced (but not below zero) by any amortizable bond premium previously amortized with respect to the old notes.

        The U.S. Holder's tax basis in the new notes received in such a taxable exchange will equal the "issue price" of the new notes it receives, and the U.S. Holder's holding period for the U.S. Holder's new notes will begin on the date following the date the exchange.

        Consequences if the Exchange is a Recapitalization.    If the exchange of old notes for new notes does constitute a recapitalization for purposes of the reorganization provisions of the Code, then a U.S. Holder that exchanges old notes for new notes generally will not recognize taxable gain or loss on the exchange, provided, however, that a U.S. Holder would recognize ordinary income to the extent that (contrary to the position taken by us and that Holders agree to follow) any portion of the new notes were treated as received in satisfaction of accrued but untaxed interest on the old notes. A U.S. Holder's adjusted tax basis in the new notes would equal the Holder's adjusted tax basis in the old notes surrendered therefor, and the U.S. Holder's holding period for the new notes would include the holding period for the old notes, provided, however, that the adjusted tax basis of any new notes treated as received in satisfaction of accrued interest would equal the amount of such accrued interest, and the holding period for such new notes would not include the holding period of the old notes.

Consequences of Holding New Notes

In General

        We intend to treat the new notes as indebtedness for U.S. federal income tax purposes.

Original Issue Discount

        If our position is respected that the issue price of the new notes is equal to their principal amount, then the new notes will not be subject to the special rules applicable to debt instruments issued with OID, notwithstanding that the timing of principal payments on the notes is subject to change on the basis of a contingency (changes in the real/U.S. dollar exchange rate). We intend to take the position that the new notes are not treated as issued with OID.

        If, however, the issue price of the new notes is the fair market value of the old notes or new notes, then the new notes may be treated as issued with OID for U.S. federal income tax purposes. OID is defined as the excess of a debt instrument's stated redemption price at maturity over its issue price (unless such excess does not exceed a de minimis amount, in which case the debt instrument is not treated as having OID). The issue price for this purpose is the issue price as described above. The stated redemption price at maturity of a new note is the sum of all payments due under the new note other than payments of qualified stated interest. The payments of interest on the new notes will constitute qualified stated interest and thus will not factor into the calculation of the stated redemption price at maturity.

        In general, a U.S. Holder of a new note would be required to include OID thereon in gross income as ordinary interest income under a constant yield method over the term of the new note in advance of cash payments attributable to such income, regardless of whether such U.S. Holder is a cash or accrual method taxpayer and without regard to the timing or amount of actual payments. However, the timing of the inclusion of OID in income on the new notes is not clear because there are no U.S. Treasury regulations applicable to debt instruments whose yield to maturity may vary on account of changes in the timing of payments on account of a contingency. U.S. Holders are urged to consult their tax advisors as to the amount and timing of OID on the new notes in the event they are treated as issued with OID.

Sale, Retirement or Other Taxable Disposition

        Upon the sale, retirement or other taxable disposition of a new note, a U.S. Holder generally would recognize gain or loss equal to the difference between the amount realized upon the sale, retirement or other taxable disposition (other than amounts relating to interest that has accrued but has not yet been taken into account, which will be taxable as such) and the U.S. Holder's adjusted tax basis in the new note. Such gain or loss generally would be capital gain or loss (except that gain would be taxable as ordinary income to the extent attributable to accrued market discount that has not previously been included in gross income by the U.S. Holder), and would be long-term capital gain or loss if the holding period for the new note exceeded one year at the time of the sale, retirement or other taxable disposition. If, however, the notes were treated as issued with OID, then it is possible that any such gain would be treated as ordinary gain under rules applicable to debt instruments providing for one or more contingent payments. In general, a U.S. Holder's adjusted tax basis in a new note would equal the initial tax basis of the new note at the time of its receipt in the exchange determined in the manner described above, increased by the amount, if any, of OID included in income through the date of disposition. The ability of a U.S. Holder to deduct a capital loss could be subject to limitations under the Code.

Backup Withholding and Information Reporting

        The new notes may be subject to information reporting requirements and U.S. federal backup withholding tax at the then applicable rate if the Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. A U.S. Holder that provides a properly executed IRS Form W-9 will be treated as complying with applicable backup withholding and information reporting rules. Any amounts withheld will be allowed as a refund with respect to, or credit against, the Holder's U.S. federal income tax liability.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES OF PURCHASING, HOLDING, EXCHANGING AND DISPOSING OF OUR OLD NOTES AND NEW NOTES AND PARTICIPATING IN THE EXCHANGE, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

EXPERTS

        The audited consolidated financial statements of Tevecap S.A. and subsidiaries incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The audited financial statements of CCS-Camboriú Cable System de TeleComunicações Ltda. incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the new notes under New York law will be passed upon by Proskauer Rose LLP, New York, New York, United States.

        The validity of the new notes and certain matters of Brazilian law relating to the new notes and the indenture relating thereto will also be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados, São Paulo, Brazil.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a sociedade anônima, organized under the laws of the Federative Republic of Brazil. All of our executive officers and directors presently reside in Brazil. Under the terms and conditions of the new notes, we will agree (and under the terms of the old notes, we agreed) that the courts of the State of New York and the federal courts of the United States, in each case sitting in The City of New York, New York, shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the new notes (or the old notes, as the case may be) and, for such purposes, irrevocably submit to the jurisdiction of such courts. However, most of our assets are located in Brazil. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States upon our executive officers and directors, or to realize in the United States upon judgments against these persons obtained in U.S. courts based upon civil liabilities of these persons, including any judgments based upon U.S. federal securities laws, to the extent these judgments exceed these persons' U.S. assets.

        Specifically, our Brazilian legal counsel, Machado, Meyer, Sendacz e Opice Advogados, has advised us that Brazilian courts will enforce judgments of U.S. courts for civil liabilities predicated on the U.S. securities laws, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation (homologação) of such judgment by the Brazilian Federal Supreme Court (Superior Tribunal de Justiça).

        The foreign judgment will be confirmed if:

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  it fulfills all formalities required for its enforceability under the laws of the country that granted the foreign judgment;

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  it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law, or after a default judgment (revelia) of the relevant defendant is verified under such laws, as the case may be;

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  it is not subject to appeal;

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  it is for the payment of a sum certain of money;

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  it is authenticated (legalizada) by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

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  it is not contrary to Brazilian national sovereignty (soberania nacional), public policy (ordem pública) or good morals (bons costumes) (as set forth in Brazilian law), and does not contain any provision which for any reason would not be upheld by the courts of Brazil.

        Notwithstanding the foregoing, we cannot assure you that such confirmation would be obtained, that the process described above would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the new notes or the old notes, as the case may be.

        Our Brazilian legal counsel, Machado, Meyer, Sendacz e Opice Advogados, has also advised us that:

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  as a plaintiff, you may bring an original action predicated on the U.S. securities laws in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in these types of actions against us, our respective directors, and certain of our respective officers and advisors under certain circumstances;

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  if you reside outside Brazil and own no real property in Brazil, you must provide a bond sufficient to guarantee court costs and legal fees, including the defendant's attorneys' fees, as determined by the Brazilian court in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court; and

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  Brazilian law limits investors' abilities as judgment creditors to satisfy a judgment against their debtors by attaching certain of their respective assets.

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TABLE OF CONTENTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
TEVECAP
THE EXCHANGE OFFER
THE NEW NOTES
TIMETABLE FOR THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
THE EXCHANGE
TAX CONSIDERATIONS
EXPERTS
LEGAL MATTERS
ENFORCEABILITY OF CIVIL LIABILITIES